Post-Effective Amendment No. 10 to Form S-11
Exhibit 10.28
TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is effective July 1, 2012 (the “Effective Date”), by and between Academy Partners Ltd. Liability Company, a Colorado limited liability company, whose principal office address is 518 17th Street, 17th Floor, Denver, CO 80202 (“Academy”), and Dividend Capital Diversified Property Fund Inc., a Maryland Corporation, with its principal place of business at 518 17th Street, 17th Floor, Denver, Colorado, 80202 (“Licensee”).

RECITALS

Academy is the owner of certain service marks, including DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND (& design) and those shown on Schedule A (collectively, the “Marks”), attached and incorporated herein by reference.

Licensee desires to use the Marks in connection with its real estate investment business.

    Upon the terms and conditions set forth in this Agreement, Academy has agreed that Licensee may use the Marks in connection with Licensee’s business, which use shall inure to the benefit of Academy.
AGREEMENTS
In consideration of the foregoing recitals, which are material and expressly made part of this Agreement, the following covenants, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1
GRANT OF LICENSE

Academy grants Licensee a nonexclusive, royalty-free worldwide license to use the Marks in connection with Licensee’s real estate investment business as presently constituted. Licensee accepts the license subject to the terms and conditions set forth in this Agreement.

SECTION 2
NATURE AND EXTENT OF LICENSE

2.1.    Academy retains the right to use the Marks itself, and to license others to use the Marks. Licensee is not authorized to use the Marks in connection with any business activity unrelated to Licensee’s real estate investment business.

2.2.    The license granted is not transferable or assignable in any manner, except with Academy’s prior written consent. Licensee may not grant any sublicense regarding the Marks, except with Academy’s prior written consent.

SECTION 3
OWNERSHIP OF MARKS

3.1    Licensee acknowledges that Academy is, and shall at all times remain, the owner of the Marks. Licensee agrees that nothing in this Agreement grants Licensee any right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement, and that Licensee’s use of the Marks shall inure to the exclusive benefit of Academy.

3.2    Licensee agrees to take no action inconsistent with Academy’s ownership including, without limitation, challenging Academy’s title to the Marks or contesting the validity of this Agreement and the license granted hereunder.

3.3    Licensee agrees at Academy’s request to execute such other documents reasonably necessary to confirm Academy’s rights in the Marks.

3.4    Licensee agrees that, in the event it violates any provision of this Section 3, it shall immediately and fully defend, hold harmless, and indemnify Academy. Without limiting the generality of the preceding sentence, this obligation shall require Licensee to pay, on an ongoing basis, Academy’s attorneys’ fees, expert witnesses’ fees and costs reasonably expended to enforce this Agreement.

SECTION 4
CONTROL AND MAINTENANCE OF QUALITY STANDARDS

4.1.    Licensee agrees that its use of the Marks, and the nature and quality of all services provided by it under the Marks, shall conform to standards set by Academy. Academy shall have the right to impose on Licensee additional specifications and requirements reasonably necessary to ensure that Academy’s quality standards are maintained with respect to all services provided by Licensee under the Marks.

4.2.    Licensee agrees to fully cooperate with Academy in facilitating Academy’s control of Licensee’s use of the Marks and quality of the services provided by Licensee thereunder. As used in this Section, cooperation includes, without limitation, permitting Academy to inspect Licensee’s business operations and records at reasonable times and upon reasonable notice, promptly supplying Academy with specimens of use of the Marks upon request, and promptly modifying and/or ceasing any noncompliant use of the Marks.

4.3    Licensee agrees to comply with all applicable laws and regulations, and obtain all appropriate governmental approvals pertaining to the marketing, sale, and distribution services offered by Licensee under the Marks.

SECTION 5
FORM OF USE

Academy shall provide Licensee with a copy of Academy’s guidelines concerning colors, name, size and general appearance of the Marks, which guidelines may be changed from time to time upon reasonable notice. Licensee agrees to use and display the Marks only in the form and manner, and with the appropriate proprietary legends, prescribed by Academy. Licensee shall not use any other trademark or service mark in combination with any of the Marks without prior written approval of Academy.

SECTION 6
INFRINGEMENT PROCEEDINGS

6.1.    Licensee agrees to promptly notify Academy of any unauthorized use of the Marks by others of which Licensee becomes aware. Academy shall have the sole right and discretion to bring infringement, unfair competition or other legal proceedings involving the Marks. If Academy elects not to take such action, Licensee may take such action at Licensee’s sole expense, provided it has received Academy’s written approval prior to taking such action. In such event, Academy agrees, at Licensee’s expense, to cooperate in such action with Licensee including, without limitation, joining as a party if necessary. Any money or other consideration received as damages or otherwise from any such action shall be kept by the party which bore the costs of such action. In any case where the parties have shared the costs, such money shall be shared in proportion to the costs borne by each party.

6.2.    Licensee shall provide Academy with all reasonable assistance in connection with any matter pertaining to the protection of the Marks, including, without limitation, enjoining its infringement, whether through judicial, administrative, quasi-judicial process, or otherwise.

SECTION 7
TERM AND TERMINATION

7.1.    The license granted pursuant to this Agreement shall commence on the Effective Date and continue in force and effect until terminated as provided herein.

7.2.    In the event Licensee breaches any provision of this Agreement including, without limitation, Section 4, and such breach is curable by Licensee, the license granted hereby shall terminate if the breach is not cured within ten (10) business days following transmission to Licensee of written notice reasonably describing the breach, or within such shorter time expressly stated in the notice of breach, provided the breach may reasonably be cured within such lesser time. In the event such breach is not curable, the license granted hereby shall terminate immediately upon Licensee’s receipt of written notice reasonably describing such breach.

7.3.    Either Academy or Licensee may terminate the license granted by this Agreement at will by delivering written notice of termination to the other party. By mutual agreement, such termination may be limited to some, but not all of the Marks licensed hereby. Unless a different date is specified in the termination notice, termination of the license shall be effective no later than thirty (30) days after the date such notice is given.

7.4.    Except as provided in Section 7.5, upon termination of the license granted pursuant to this Agreement, Licensee shall (1) immediately discontinue all use of the Marks and any term or mark confusingly similar thereto, and delete the same from its corporate or business name, and (2) destroy or deliver to Academy within a reasonable time all printed materials bearing the Marks. Upon request from Academy, an officer of Licensee shall promptly certify in writing that it has discontinued such use of such materials.

7.5    To the extent consistent with applicable law, including, without limitation, compliance with Licensee’s recordkeeping obligations under law, Licensee may retain a single copy of any materials bearing the Marks for archival purposes.

SECTION 8
INDEMNIFICATION

Licensee agrees to indemnify and hold harmless Academy and its members, managers, agents, and employees from any and all claims for damage or injury to person or property in the event Academy is found liable to any third person under any cause of action arising out of, or in connection with, the use by Licensee of the Marks.

SECTION 9
MISCELLANEOUS

9.1.    This Agreement is made under, and shall be interpreted and enforced in accordance with, the laws of the State of Colorado, without giving effect to those principles of conflict of laws which might otherwise require the application of the laws of another jurisdiction or country, including, without limitation, any treaty to which the United States may be a party. In the event of any dispute arising out or relating to the formation, interpretation or performance of this Agreement for which a remedy under Section 9.6 exists, jurisdiction and venue shall lie only with, and the parties hereby expressly submit to the jurisdiction of, a court having appropriate jurisdiction in Denver, Colorado, United States. At present, these courts include the District Court for the City and County of Denver, Colorado; the County Court for the City and County of Denver, Colorado; and the United States District Court for the District of Colorado.

9.2.    Any notice required or permitted to be given under this Agreement shall be deemed sufficiently given if hand-delivered, sent by confirmed electronic mail or telefacsimile, or mailed by Federal Express, delivery confirmation requested, to the address of a party shown above.

9.3.    This Agreement shall be binding upon and benefit the parties hereto and their representatives, permitted successors, and permitted assigns.

9.4.    This Agreement, including the Schedule attached hereto, constitutes the entire agreement between Academy and Licensee concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties regarding use of the Marks. This Agreement may be amended or modified only by an instrument in writing which expressly refers to this Agreement and specifically states that it is intended to modify it. The waiver by either party of any breach or other violation of this Agreement shall not operate as, or be construed to be, a waiver of any other concurrent or subsequent breach of the same or other provision of this Agreement.

9.5.    The Sections and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the terms of this Agreement.

9.6.    The parties agree that damages cannot reasonably compensate Academy in the event of a violation by Licensee that constitutes trademark infringement (including exceeding the scope of the license granted hereby) or failure by Licensee to adhere to the requirements of Section 4, and that it would be difficult to ascertain and/or quantify the financial injury which would be suffered by Academy and that, by reason thereof, injunctive relief would be essential for the protection of Academy. Accordingly, Licensee hereby agrees and consents that in the event of any such breach or violation, Academy may obtain injunctive relief in order to prevent a continued violation. Licensee, therefore, agrees that Academy may obtain, ex parte, a temporary restraining order and temporary and permanent injunctions against Licensee without necessity of advance notice or the posting of a bond or other security. The foregoing shall not limit Academy in the pursuit of other remedies it may have, e.g., damages. Licensee hereby expressly waives all claims for damages by reason of the wrongful issuance of any such injunction, whether it is in the form of a temporary restraining order or temporary or permanent injunction. Said relief, if necessary, may be obtained from the United States District Court for the State of Colorado, the Colorado District Court for the City and County of Denver, or any other court of competent jurisdiction.
9.7.    Except as provided in Sections 7 and 9.6, in the event that there is a controversy, disagreement or dispute between the parties concerning Licensee’s use of the Marks, including, without limitation, any dispute related to the formation, interpretation, performance, enforcement or breach of this Agreement, the designated representatives of each of the parties hereto shall immediately confer and devote their efforts to resolving any such dispute reasonably, and in good faith. If such controversy, disagreement or dispute cannot be resolved informally, the matter shall first be submitted for nonbinding mediation to a mutually selected impartial third-party mediator (such costs to be borne equally between the parties). The parties agree that the impartial third-party mediator must be selected within fourteen (14) days of submission of a matter for mediation and that any such mediation must be concluded within forty-five (45) days of submission. If the controversy, disagreement or dispute cannot be resolved through nonbinding mediation, the matter shall be submitted for binding arbitration to a mutually selected impartial third-party arbitrator. Mediation and arbitration shall take place in Denver, Colorado, unless both parties mutually agree on another location. In the event the parties are unable to agree upon a mediator or arbitrator, they consent to the appointment of the same by the Judicial Arbiter Group. Any award rendered in arbitration shall be in writing and shall be final and binding on the parties, and judgment may be entered thereon in any court of competent jurisdiction.
9.8.    In any action brought to enforce any of the provisions of this Agreement, the party that receives a final judgment following the exhaustion of, or expiration of time for taking, all appeals, and which substantially prevails on the claims and defenses raised in the action, shall recover its attorneys’ fees and costs incurred at arbitration, trial and in any appeal of such claims and defenses. In the event each party prevails on some claims or defenses, the parties agree that the arbitrator or trial court shall determine which is the “prevailing” party on each claim or defense entitled to an attorneys’ fees and costs awarded hereunder and the resulting portion of the total attorneys’ fees and costs award, if any, each party shall recover from the other.
9.9.    If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.
9.10.    Each party hereby represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered in accordance with and in furtherance of its business purposes and is a binding obligation of such party. This Agreement may be executed in two or more counterparts which, when taken together, shall be deemed an original and constitute one and the same document. The signature of any party to the counterpart shall be deemed a signature to the Agreement, and may be appended to any other counterpart. Facsimile or other electronic transmission of executed signature pages shall be sufficient to bind the executing party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ACADEMY:

Academy Partners Ltd. Liability Company

/s/ Evan H. Zucker
By: Evan H. Zucker
Title: Manager

LICENSEE:

Dividend Capital Diversified Property Fund Inc.

/s/ M. Kirk Scott
By: M. Kirk Scott
Title: Managing Director, Chief Financial Officer and Treasurer

Schedule A

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND

DIVERSIFIED PROPERTY FUND